UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

April 15, 2009

BILL BARRETT CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-32367	80-0000545
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1099 18th Street, Suite 2300

Denver, Colorado 80202

(Address of principal executive offices including Zip Code)

(303) 293-9100

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Fourth Amendment to Second Amended and Restated Credit Agreement. On April 15, 2009, we entered into a Fourth Amendment to the Second Amended and Restated Credit Agreement among Bill Barrett Corporation as the Borrower, each of our wholly-owned subsidiaries as guarantors, each of the lenders and agents party thereto and JPMorgan Chase Bank, N.A., as administrative agent for the lenders. Loans made pursuant to the credit agreement bear interest at the applicable London Interbank Offered Rate, or LIBOR, plus applicable margins, or an alternate base rate, or ABR, plus applicable margins. The amendment increased the applicable margins for LIBOR and ABR loans. The applicable margins, which are based on borrowing base usage, range from 1.75% to 2.50% for LIBOR loans and range from 0.75% to 1.50% for ABR loans. The amendment also confirmed our $600.0 million borrowing base under the credit facility, based on our year-end 2008 reserves, hedge position, and convertible debt outstanding. As of April 15, 2009, we had $266.0 million outstanding under the credit facility, and we are currently in compliance with all financial covenants required by the credit facility.

The foregoing summary is qualified in its entirety by reference to the Fourth Amendment to the Second Amended and Restated Credit Agreement, which is attached hereto as Exhibit 10.1.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above hereby is incorporated by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

10.1	Fourth Amendment to Second Amended and Restated Credit Agreement dated as of April 15, 2009 among Bill Barrett Corporation, as borrower, the Guarantors, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized officer.

BILL BARRETT CORPORATION
(Registrant)

April 16, 2009	By:	/s/ Francis B. Barron
Francis B. Barron Executive Vice President—General Counsel; and Secretary